Exhibit 99.1
Global Telecom & Technology Appoints Eric A. Swank as
Chief Financial Officer
MCLEAN, Va., February 5, 2009 – Global Telecom & Technology, Inc. (“GTT”),
(OTCBB: GTLT), a leading global network integrator that provides its clients with a broad portfolio of wide-area network and mobility services, today announced the appointment of Eric A. Swank as its Chief Financial Officer.
As CFO of GTT, Mr. Swank will oversee all global financial functions and have direct responsibility for financial operations, reporting and controls, audit and tax, and financial planning and analysis.  Mr. Swank will also manage investor relations activities, banking and advisory relationships, and will work closely with GTT’s executive team to drive key strategic initiatives.
Mr. Swank brings over 19 years of financial and operations experience, primarily from the telecommunications industry. Mr. Swank most recently served as Senior Vice President, Finance at Mobile Satellite Ventures (now SkyTerra Communications). Prior to working at Mobile Satellite Ventures, Mr. Swank served as Vice President, Corporate Planning & Investor Relations, for Motient Corporation / American Mobile Satellite.
“We are very pleased to have Eric join the GTT team,” said Richard D. Calder, Jr., president and CEO, GTT. “Eric’s extensive financial leadership experience will serve us well, and his background with both operational and strategic initiatives fits nicely with our business model. As we continue to expand our wireless portfolio of products and services, Eric’s industry knowledge will be invaluable.”
Mr. Swank holds B.S. Finance, from King’s College, in Wilkes-Barre, PA.
About GTT
GTT is a global network integrator that provides its clients with a broad portfolio of wide-area network and wireless mobility services. With over 800 worldwide supplier relationships, GTT combines multiple networks and technologies to deliver cost-effective solutions specifically designed for each client’s unique requirements. GTT enhances client performance through our proprietary systems, comprehensive project management, and 24x7 operations support. Headquartered just outside Washington, D.C. in McLean, Virginia, with offices in London and Dusseldorf, GTT provides service to more than 300 enterprise, government, and carrier clients in over 70 countries, worldwide. For more information visit the GTT website at www.gt-t.net.

GTT Media Contact:	GTT Investor Contact:
JD Darby	Mike Bauer
+1.703.442.5530	+1.703.442.5503
jd.darby@gt-t.net	mike.bauer@gt-t.net